UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Liberty Media Corporation
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N/A
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Filed by Liberty Media Corporation
Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934

Subject Company: Liberty Media Corporation
Commission File No. 001-35707

Liberty Media Corporation (“Liberty Media”) is hereby filing a revised version of the following slide, which was originally filed, and included as a part of Liberty Media’s 2016 Investor Day Presentation, on November 10, 2016. The following slide revises the “Attributed debt” and “NAV” figures included under the heading “Formula One Group Pro Forma NAV.”

Liberty Media Group: Transition to the Fast Lane Formula One Group Pro Forma NAV: Note: Market data as of 11/3/16 unless otherwise noted. NAV figure excludes tax liabilities. As of announcement date of acquisition of Formula 1 based on LMCK transaction reference price of $21.26. Includes holdings in Time Warner Inc., Time Inc., Ideiasnet and Viacom as of 11/3/2016 and other debt securities as of 9/30/2016. Represents 9.1m notional BATRK shares underlying 15.5% inter-group interest in Braves Group as of 11/3/2016. Not reflected in outstanding share count of Braves Group. Analyst estimates. Liberty Media Group cash balance as of 9/30/16, pro forma for $691m F1 cash balance as of 7/31/16 and $154m of proceeds under Live Nation Margin loan closed 11/8/2016 (incremental liquidity of $346m available under margin loan), less cash payable to F1 sellers at second closing and deal fees (assuming all deal fees paid at second closing). Attributed Liberty Media Group debt as of 9/30/16 (inclusive of F1 debt of $4.1b) and pro forma for exchange of $351m exchangeable security for LMCK shares. Excludes fair market value adjustment. Assumes 138m LMCK shares issued plus pro forma amount for dilutive impact of $351m LMCK exchangeable security, in each case, at LMCK share price of $21.70 as of 9/7/2016. Market Cap 9/7/16 Change in Value of Listed Investments Implied Value Increase Attributable to F1 Acquisition Value to New Holders Value to Existing Holders Components of Liberty Media Group (Since Tracking Stock Creation and F1 Announcement) PF Market Cap 11/3/16 Market Cap 4/18/16 $ in millions LMCK Shares to be Issued in F1 Transaction(7) Recapitalization F1 Announcement Today +20% $1,520 $1,818 $6,315 $3,334 $18 $1,145 $404 $741 Formula 1 Enterprise Value (1) $8,045 69.6m LYV shares x $26.90 $1,873 Other public holdings (2) $472 Braves Group interest (3) $149 Other private assets (4) $159 Cash (5) $647 Attributed debt (6) ($5,780) NAV $5,566

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Forward-Looking Statements

The foregoing slide includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Liberty Media’s proposed acquisition of Formula 1 (the “proposed acquisition”), the composition and renaming of the Media Group following the proposed acquisition and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, satisfaction of the conditions to the proposed acquisition.  These forward-looking statements speak only as of the date of the foregoing slide, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this slide.

Additional Information

Nothing in the foregoing slide shall constitute a solicitation to buy or an offer to sell shares of Liberty Media’s Series C Liberty Media common stock or any other series of its common stock.  Liberty Media stockholders and other investors are urged to read the definitive proxy statement filed with the SEC because it contains important information relating to the proposed acquisition.  Copies of Liberty Media’s SEC filings are available free of charge at the SEC’s website (http://www.sec.gov).  Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Investor Relations, (720) 875-5420.

Participants in the Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of any proposals relating to the proposed acquisition.  Information regarding the directors and executive officers of Liberty Media is available in its definitive proxy statement, which was filed with the SEC on July 8, 2016, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, has been made available in the definitive proxy materials regarding the proposed acquisition (which have been filed with the SEC).  Free copies of these documents may be obtained as described in the preceding paragraph.